Exhibit 99.1

      ImageWare® Poised for Growth with
Closing of $11.56 Million Private Placement

Restructures Outstanding Capital and Board of Directors

San Diego, CA (November 16, 2020) - ImageWare® Systems, Inc. (OTCQB: IWSY), a leader in biometric identification and authentication, today announced that it has closed a $11.56 million private placement of Series D Convertible Preferred Stock. The Company also announced the simultaneous restructuring of certain of its outstanding Preferred Stock and its Board of Directors, leaving Kristin A. Taylor, President and CEO, on the Board and appointing James (Jim) M. Demitrieus and Benjamin (Ben) Smeal effective immediately. Taylor has also been appointed Chair of the Board.

Kristin A. Taylor, Chair, President and CEO, said “With the closing of this financing, my enthusiasm and optimism have reached new heights. For the first time in its long history, ImageWare now has:

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Updated, ready-to-market product offerings to address a large and growing market
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Upgraded its senior management team by recruiting impact players with demonstrated success
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Has the capital necessary to execute its business plan

Series D Preferred
This financing was anchored by funds and accounts managed by Nantahala Capital Management, LLC, based in New Canaan, Connecticut. It also included participants comprised of institutional investors and existing accredited investors. In connection with the financing, the Company amended and restated certain of its issued and outstanding series of Preferred Stock intended to facilitate the financing and to simplify the Company’s capital structure.

Proceeds from the financing will be used for general corporate and working capital purposes.

Further details regarding the financing and restructuring of certain of the Company’s issued and outstanding Preferred Stock is described in the Form 8-K to be filed with the Securities and Exchange Commission by the Company and the information herein is qualified in its entirety by the Current Report on Form 8-K to be filed.

Organizational Restructuring
The closing of the Series D Preferred financing marks the beginning of many proposed pivotal changes intended to increase shareholder value, including:

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A restructuring of the Company’s Board of Directors, now comprised of Kristin Taylor, Jim Demitrieus and Ben Smeal. Additional members are expected to be appointed in the near term
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The Company plans to apply to list its Common Stock on the NASDAQ Capital Market and expects to file the listing application in December

New Board Members
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James M. Demitrieus has served from 2018 to present as Managing Director of Jameson Associates, a specialty investment management and financial advisory firm. Prior to Jameson, he served in multiple positions at Eyelock Corporation beginning in 2009, including Chief Executive Officer from 2010 to 2018. Eyelock Corporation provides iris-based biometric solutions to various business verticals. Prior to Eyelock, Demitrieus served in various senior executive roles, including as President of Sherwood Valve, a division of Harsco Corporation, and as Chief Executive Officer at Aluma Systems. Earlier in his career, Demitrieus served in numerous senior accounting and finance roles, including with the public accounting firm of Arthur Andersen & Co. Demitrieus holds a Bachelor's in Business Administration from Adelphi University in New York.

Continued

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Benjamin Smeal most recently served as Associate Director, Public Equities at Willett Advisors, the family office of Michael R. Bloomberg, managing substantially all of Bloomberg's personal assets in addition to those of Bloomberg Philanthropies. From November 2007 to April 2017, he held the role of Senior Analyst at Kenmare Management, a hedge fund focused on U.S. equities. Smeal holds a Bachelor of Arts in Political Economy from Williams College in Massachusetts, and a Master of Business Administration, with a focus on Value Investing, from Columbia Business School in New York.

Taylor continued, “Jim brings to ImageWare knowledge and experience in the field of biometrics, in addition to extensive Fortune 1000 plus start up leadership, go-to-market, finance and accounting skills. We look forward to his valuable insights, particularly as we accelerate the monetization our product offerings and intellectual property.

“Ben’s capital market expertise, coupled with his substantial experience working with undervalued companies and his ability to ask difficult questions, will help to guide our efforts and further position us for growth as we progress to deliver on our business plan and continue to build value for our shareholders.”

Business Outlook
Added Taylor, “With the world quickly evolving to remote work and contactless interactions, the time for biometrics is now. Whether its community banks onboarding new customers, enterprises hiring remote workers, or healthcare facilities checking in patients, only biometrics can provide complete identity assurance in a remote, contactless manner.

“ImageWare is at the nexus of this new world, providing an open platform that integrates multiple biometrics types across different vendors and hardware platforms - offering the most flexible and cost-efficient solution for organizations to manage biometric identity lifecycles at scale. With our new team and renewed strategy, ImageWare is positioned to execute and will drive these solutions across government, financial, transportation, education, and telecommunications sectors to deliver profit,” Taylor concluded.

About ImageWare® Systems, Inc.
Founded in 1987, ImageWare provides defense-grade biometric identification and authentication for access to your data, products, services or facilities. We are experts in biometric authentication and considered a preeminent patent holder of multimodal IP, having many of the most-cited patents in the industry. Our patented IWS Biometric Engine® (BE) is the most accurate and fastest biometrics matching engine in the industry, capable of our patented fusion of multiple biometrics. Part of our heritage is in law enforcement having built the first statewide digital booking platform for United States local law enforcement - and more than three decades of experience in the challenging government sector creating biometric smart cards and logical access for millions of individuals. We are a "biometrics first" company, leveraging your unique human characteristics to provide unparalleled accuracy to identify you while protecting your identity. Please visit www.iwsinc.com.

Forward-Looking Statements
Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “if,” “should” and “will” and similar expressions as they relate to ImageWare Systems, Inc. are intended to identify such forward-looking statements. ImageWare may from time to time update publicly announced projections, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see “Risk Factors” in ImageWare’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and its other reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Media Contact:	Investor Relations:
Jessica Belair	Terri MacInnis, VP of IR
ImageWare Systems, Inc.	Bibicoff + MacInnis, Inc.
(310) 717-0877	810-379-8500 x2
jbelair@iwsinc.com	terri@bibimac.com